EXHIBIT 21.1

  List of Subsidiaries of
Ziff Davis, Inc.

Ziff Davis, Inc.'s principal affiliates as of December 31, 2022, are listed below. All other affiliates, if considered in the aggregate as a single affiliate, would not constitute a significant subsidiary.

Name	State or Other Jurisdiction of Incorporation
Ziff Davis, LLC	Delaware, United States
Everyday Health, Inc.	Delaware, United States
Everyday Health Media, LLC	Delaware, United States
J2 Global Ventures, LLC	Delaware, United States
J2 Martech Corp.	Delaware, United States
J2 Web Services, Inc.	Delaware, United States
RetailMeNot, Inc.	Delaware, United States
Humble Bundle, Inc.	Delaware, United States
FitNow, Inc.	Delaware, United States
IGN Entertainment, Inc.	Delaware, United States
Ekahau, Inc.	Delaware, United States
SEOMoz, Inc	Delaware, United States
OnTargetJobs, Inc.	Delaware, United States
ThreatTrack Security Holdings, Inc.	Delaware, United States
BabyCenter, L.L.C.	Delaware, United States
Spiceworks, Inc.	Delaware, United States
Mashable, Inc.	Delaware, United States
Offers.com, LLC	Delaware, United States
Ookla, LLC	Washington, United States
Root Wireless, Inc.	Washington, United States
ExcelMicro, LLC	Pennsylvania, United States
NetProtect, Inc.	Florida, United States
Mudhook Marketing, Inc.	Florida, United States
Prime Education, LLC	Florida, United States
j2 Global Ireland Limited	Ireland
Electric Mail (Ireland) Limited	Ireland
J2 Global UK Limited	United Kingdom
Livedrive Internet Limited	United Kingdom
Ziff Davis International, Ltd.	United Kingdom
Lifecycle Marketing (Mother and Baby) Ltd	United Kingdom
j2 Global Canada, Inc.	Canada
Ekahau Oy	Finland